EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

The companies listed below are all of the subsidiaries of ACR Group, Inc. as of February 28, 2006. All of the companies are wholly-owned.

Name of Subsidiary	State of Incorporation

ACR Supply, LLC	Nevada

ACR Supply, LP	Texas

CAC Distributors, Inc.	Texas

Contractors Heating and Supply, LP	Texas

ETI Texas, Inc.	Tennessee

Florida Cooling Supply, Inc.	Nevada

Heating and Cooling Supply, LLC	Nevada

Lifetime Filter, Inc.	Texas

Total Supply, Inc.	Nevada

Valley Supply, Inc.	Texas

West Coast HVAC Supply, Inc.	Nevada

Westbrook GP, LLC	Texas